Exhibit 99.2

Peraso Technologies Inc.

Financial Statements

For years ended December 31, 2020 and 2019

(expressed in US dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Peraso Technologies Inc.

Toronto, Ontario, Canada

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Peraso Technologies Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows from operating activities and has a negative working capital and a stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board of the United States “(“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Redeemable Convertible Preferred Shares

As described in Note 9 to the financial statements, the Company previously issued shares of Redeemable Convertible Preferred Shares that aggregated to $118,090,923 as of December 31, 2019. The Company accounts for its redeemable convertible preferred shares in accordance with the guidance in Accounting Standards Codification (ASC) Topic 480, Distinguishing Liabilities from Equity. Based on the applicable accounting guidance, preferred shares that are conditionally redeemable is classified as temporary or “mezzanine” equity. Accordingly, the Redeemable Convertible Preferred Shares, which are subject to conditional redemption rights, are presented at redemption value as mezzanine equity outside of the stockholders’ deficit section of the balance sheets. During the year ended December 31, 2020, the conversion terms for a portion of the Redeemable Convertible Preferred Shares was modified to induce conversion into shares of common stock.

We identified the classification of the Redeemable Convertible Preferred Shares as mezzanine equity, and the accounting for the conversion inducement to be a critical audit matter due to the complexity of the relevant accounting guidance and the complexity involved in management judgments involved in the application of that guidance. Auditing the accounting for the modification and eventual conversion of the redeemable convertible preferred shares into common shares involved a high degree of auditor judgement and specialized skills and knowledge were needed.

The primary audit procedures we performed to address this critical audit matter included the following, among others:

•	We read and analyzed the Redeemable Convertible Preferred Shares agreements, including the modified agreements related to the inducement modification, and other relevant documentation.

•

We evaluated the reasonableness of the conclusion made by the Company related to the classification of the redeemable convertible preferred shares, including evaluating whether the presentation was consistent with applicable accounting standards.

•

We evaluated the reasonableness of management’s accounting treatment of the conversion inducement and related modification, including evaluating whether the accounting treatment was consistent with guidance in applicable accounting standards.

Warrant Liability

As discussed in Note 8 to the financial statements, the Company issued warrants in conjunction with the issuance of its redeemable convertible preferred shares and convertible debentures. The Company evaluated the presentation of the warrants based upon guidance in ASC 815, Derivatives and Hedging and concluded that the warrants should be presented and accounted for as warrant liability. Specifically, the Company concluded that the warrants are not considered to be indexed to the Company’s stock as the Company’s functional currency is the US dollar and the exercise price of the warrants are denominated in Canadian dollars. At December 31, 2020 and 2019, the warrant liability totaled $6,705,838 and $1,501,307. The Company utilized a Black-Scholes option pricing model to determine the fair value of the warrant liability, which uses certain assumptions related to expected life of the conversion features, expected volatility based on historical prices of comparable companies, risk-free interest rates, and future dividends.

We identified the presentation and accounting for the warrants as a critical audit matter, because of the significance of the account balances, and due to the complexity in assessing the features of the warrants, and the significant judgments used in determining the fair values of the warrant liability. Auditing the accounting for the valuation of the warrant liability involved increased extent of effort and a high degree of auditor judgment.

The primary audit procedures we performed to address this critical audit matter included the following, among others:

•	We obtained and reviewed the applicable warrant agreements and other relevant documentation.

•

We evaluated the reasonableness of the conclusion made by the Company related to the classification and accounting for the warrant, including whether the conclusion that the warrant was a warrant liability was consistent with applicable accounting standards.

•	We evaluated the appropriateness and reasonableness of the model and significant input assumptions used by the Company to value the warrant liability.

•

We developed valuation estimates, using externally sourced inputs and models, and compared to management’s recorded value and investigated differences. Certain key inputs/assumptions tested by us included volatility, risk-free interest rate, and warrant terms.

Stock-Based Compensation

As discussed in Note 11 to the financial statements, the Company issues stock options as stock-based compensation that is based on fair value measurements. During the year ended December 31, 2020, the Company issued stock options for 18,685,310 shares and modified the terms for another 2,647,200 options. The Company estimated the fair value of stock options granted, and the incremental fair value of modified awards, using the Black-Scholes option pricing which required the Company to make a number of assumptions, of which the most significant are expected stock price volatility and the expected option term.

We identified the Company’s accounting for stock options as a critical audit matter because of the significance of the account balances, and due to the subjectivity of assumptions used to estimate the fair value of stock options granted. Auditing the accounting for the valuation of the stock options involved increased extent of effort and a high degree of auditor judgment.

The primary audit procedures we performed to address this critical audit matter included the following, among others:

•	We obtained and reviewed relevant Board of Directors minutes and grant documents to evaluate the accuracy and completeness of the awards granted.

•

We evaluated the appropriateness of the valuation method used for the stock option grants and whether the method used for determining fair value was applied consistently with the valuation of similar grants in prior periods.

•

We evaluated the significant assumptions used by management to calculate the fair value of stock options granted. Such evaluation included independent calculation of the expected volatility based upon actual historical stock price movements of the comparable company over the period that is at least equal to the expected option term and independent calculation of the stock option term using the simplified method.

•	We developed an independent estimate of the fair value for all the grants during the year and compared our estimate of fair value to the fair value used by management.

We have served as the Company’s auditor since 2021.

/s/ Weinberg & Company

Los Angeles, California
August 31, 2021

Peraso Technologies Inc.

Balance sheets

[Expressed in United States dollars]

	As at
	December 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$1,711,886	$1,903,691
Accounts receivable, net	922,446	393,895
Prepaid expenses and other current assets	963,180	981,857
Tax credits and receivables	1,711,313	1,295,158
Inventories, net	1,273,512	1,107,812

Total current assets	6,582,337	5,682,413
Property and equipment, net	2,621,091	3,332,716
Right-of-use lease asset, net	730,573	956,636
Intangible assets, net	—	153,840
Other non-current assets	52,561	52,561

TOTAL ASSETS	$9,986,562	$10,178,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$1,542,326	$1,459,178
Current portion of lease liabilities	224,847	256,098
Current loan facility	580,549	—

Total current liabilities	2,347,722	1,715,276
Long-term liabilities
Convertible debenture	4,321,896	1,632,791
Lease liabilities	532,151	742,058
Warrant liability	6,705,838	1,501,307

Total liabilities	13,907,607	5,591,432
Convertible Class A preferred shares	—	4,457,449
Convertible Class B preferred shares	—	54,830,889
Convertible Class C preferred shares	—	58,802,585

Total preferred shares	—	118,090,923
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Capital Stock; no par value; unlimited authorized; 115,848,220 and 3,627,415 issued and outstanding	100,548,455	137,919
Additional paid-in capital	1,818,176	(17,581,293)
Accumulated deficit	(106,287,676)	(96,060,815)

Total stockholders’ deficit	(3,921,045)	(113,504,189)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$9,986,562	$10,178,166

The accompanying notes are an integral part of these financial statements.

Peraso Technologies Inc.

Statements of operations

[Expressed in United States dollars, except number of shares]

	For the years ended December 31,
	2020	2019
Revenue	$9,089,823	$506,000
Cost of revenue	1,748,160	477,432

Gross profit	7,341,663	28,568
Operating expenses
Research and development	7,529,058	10,317,963
General and administrative	6,014,394	4,074,509
Sales and marketing	1,004,872	1,688,052
Amortization and depreciation	938,548	1,649,662

Total operating expenses	15,486,872	17,730,186

Loss from operations	(8,145,209)	(17,701,618)
Other income (expense)
Finance expense, net	(2,100,864)	(16,710)
Foreign exchange loss	(77,055)	(7,407)
Change in fair value of warrant liability	96,267	(243,910)

Total other income (expense), net	(2,081,652)	(268,027)

Loss before income taxes	(10,226,861)	(17,969,645)
Income tax expense	—	—

Net loss	(10,226,861)	(17,969,645)

Deemed dividend on inducement of conversion of Class C Preferred Shares	(11,133,786)	—
Accretion of preferred shares presented as dividends	(1,666,010)	(4,861,566)
Effect of foreign exchange on preferred shares	7,756,062	(5,256,997)

Net loss attributable to common stockholders	$(15,270,595)	$(28,088,208)

Loss per common share—basic and diluted	$(0.16)	$(7.90)
Weighted average number of common shares outstanding—basic and diluted	93,765,285	3,556,550

The accompanying notes are an integral part of these financial statements.

Peraso Technologies Inc.

Statements of stockholders’ deficit

[Expressed in US dollars]

	Common Shares
	Number of Shares	Amount	Additional Paid in Capital	Deficit	Total
Balance, December 31, 2018	3,499,290	$128,189	$(9,362,459)	$(78,091,170)	$(87,325,440)
Stock options exercised	128,125	9,730	—	—	9,730
Stock-based compensation	—	—	1,899,729	—	1,899,729
Dividends on preferred shares	—	—	(4,861,566)	—	(4,861,566)
Effect of foreign exchange on preferred shares	—	—	(5,256,997)	—	(5,256,997)
Net loss for the year	—	—	—	(17,969,645)	(17,969,645)

Balance, December 31, 2019	3,627,415	$137,919	$(17,581,293)	$(96,060,815)	$(113,504,189)
Stock options exercised	111,000	8,422	—	—	8,422
Conversion of Convertible Class A Preferred Shares	2,750,001	1,978,275	2,251,013	—	4,229,288
Conversion of Convertible Class B Preferred Shares	43,956,520	31,621,121	20,481,530	—	52,102,651
Conversion of Convertible Class C Preferred Shares	65,403,284	66,802,718	(11,133,786)	—	55,668,932
Stock-based compensation	—	—	1,710,660	—	1,710,660
Effect of foreign exchange on preferred shares	—	—	7,756,062	—	7,756,062
Dividends on preferred shares	—	—	(1,666,010)	—	(1,666,010)
Net loss for the year	—	—	—	(10,226,861)	(10,226,861)

Balance, December 31, 2020	115,848,220	$100,548,455	$1,818,176	$(106,287,676)	$(3,921,045)

The accompanying notes are an integral part of these financial statements.

Peraso Technologies Inc.

Statements of cash flows

[Expressed in US dollars]

	For the years ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(10,226,861)	$(17,969,645)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	1,710,662	1,899,729
Amortization and depreciation	1,435,675	1,649,662
Change in fair value of warrants liability	(96,267)	243,911
Finance cost related to warrants	1,042,856	—
Amortization of right-of-use asset	226,063	215,935
Repayment of lease obligations	(248,143)	(228,532)
Accrued interest expense	325,134	3,858
Amortization of convertible debtentures discount	627,124	477
Changes in operating assets and liabilities:
Accounts receivable	(4,028,551)	49,979
Prepaid expenses and other current assets	(513,404)	(585,916)
Tax credits and receivables	(416,155)	1,004,298
Inventories	(165,700)	(414,966)
Accounts payable and accrued liabilities	83,148	64,866

Net cash used in operating activities	(10,244,419)	(14,066,344)

Cash flows from investing activities
Purchases of property and equipment	(38,130)	(1,089,377)

Net cash used in investing activities	(38,130)	(1,089,377)

Cash flows from financing activities
Proceeds on exercise of stock options	8,422	9,730
Net proceeds from loan facility	573,459	—
Net proceeds from convertible debenture	3,451,878	1,674,427
Net proceeds from DIP loans	6,150,000
Net proceeds from Convertible Class C preferred shares issuance	—	7,000,000
Repayment of loans	(100,000)	(800,000)

Net cash provided by financing activities	10,083,759	7,884,157

Unrealized loss on foreign currency exchange	6,985	25,805
Net change in cash during the year	(191,805)	(7,245,759)
Cash, beginning of the year	1,903,691	9,149,450

Cash, end of the year	$1,711,886	$1,903,691

Supplemental disclosure of non-cash financing activities:
Recognition of right-of-use asset and lease liability		$1,172,571
Reclassification of prepaids to fixed assets	$532,081
Settlement of accounts receivable through DIP Loans	$3,500,000
Conversion of DIP loan into convertible debentures	$2,550,000
Fair value of new warrants issued recognized as debt discount	$4,257,942	$34,982
Conversion of preferred shares to common stock	$112,000,871
Deemed dividend on inducement of conversion of Class C preferred shares	$(11,133,786)
Dividends and foreign exchange effect on preferred shares	$6,090,052	$(10,118,563)

The accompanying notes are an integral part of these financial statements.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

1.	The Company and basic presentation

The Company

Peraso Technologies Inc. (the “Company”) is a fabless semiconductor company specializing in the development of mmwave technology, including 60GHz and 5G products. The Company was incorporated on June 5, 2008.

Impact of COVID-19

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19,” has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to contain the COVID-19 virus or remedy its impact, among others. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in future periods.

Basis of presentation

These financial statements have been prepared by management in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

The Company has suffered losses from operations of $10.2 million and $17.9 million for the years ended December 31, 2020 and 2019, respectively, and the Company’s forecasted cash flows from operations are insufficient to cover its operating expenses.

Management believes that it has developed a liquidity plan, as summarized below, that, if executed successfully, should provide sufficient liquidity to meet the Company’s obligations as they become due for a reasonable period of time, and allow the development of its core business.

•	Raising additional cash through the issuance of convertible notes; and

•	Taking actions to reduce operating costs

The material uncertainties lend significant doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. While the company has been successful in raising financing through debt and equity financing in the past, there can be no assurance that it will be able to do so in the future.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

These financial statements do not reflect the adjustments to the carrying value of assets and liabilities and the reported expenses and balance sheet classification that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations.

2.	Summary of significant accounting policies

Use of estimates

The preparation of these financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include the warrants and stock compensation valuation assumptions and the determination of the useful life of property and equipment and intangible assets, all of which are management’s best estimates. Estimates are based on historical experience, where applicable, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future years could be significant. Management believes that the estimates utilized in preparing the financial statements are reasonable; however, actual results could differ from those estimates.

Inventories

The Company values its inventories at the lower of cost, which approximates actual cost on a first-in, first-out basis, or net realizable value. The Company records inventory reserves for estimated obsolescence or unmarketable inventories based upon assumptions about future demand and market conditions. Once a reserve is established, it is maintained until the product to which it relates is sold or otherwise disposed of. If actual market conditions are less favorable than those expected by management, additional adjustment to inventory valuation may be required. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow- moving inventory items.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, generally three to six years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets, generally three to six years.

Intangible assets

Intangible assets include the cost of acquired intellectual property. Intangible assets with finite lives are amortized over their estimated useful life and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

As of December 31, 2020, intangible assets were fully amortized.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Impairment of long-lived assets

The Company evaluates the recoverability of long-lived and intangible assets with finite lives whenever events or changes in circumstances occur that indicate that the carrying value of the asset or asset group may not be recoverable. An impairment charge is recognized as the difference between the net book value and fair value of such assets at the date of measurement. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets.

No impairment charge was recognized for the years ended December 31, 2020 and 2019.

Revenue recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and all its related amendments (“ASC 606”).

The Company recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by applying the following steps:

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations; and

•	Recognize revenue when, or as, the Company satisfies a performance obligation.

Revenue represents the amount the Company expects to receive for products and services in its contracts with customers, net of discounts and sales taxes. The Company derives revenue from the sale of semiconductor chipsets, license fees and royalty fees, and engineering services.

Product revenue

Product revenue is primarily from the sale of semiconductor devices, which is recognized when performance obligations under the terms of a contract with a customer are satisfied. The majority of the Company’s contracts have a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products and is generally based upon a negotiated, formula, list or fixed price. The Company sells its products both directly to customers and through distributors generally under agreements with payment terms typically 30 days or less.

Our contracts with customers are generally for products only, and do not include other performance obligations such as services, extended warranties or other material rights.

The Company may record an estimated allowance, at the time of shipment, for future returns and other charges against revenue consistent with the terms of sale.

License fee and royalty revenue

The Company also generates revenue from licensing its technology. The Company recognizes License fee as revenue at the point of time when the control of the license has been transferred and the Company has no continuing performance obligations to the customer.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Royalty revenues are recognized based upon licensee’s use of the Company’s licensed technology. There were no royalty revenues during the years ended December 31, 2020 and 2019.

Engineering services revenue

Engineering and development contracts with customers generally contain a single performance obligation that is delivered over time. Revenue is recognized using an output method that is consistent with the satisfaction of the performance obligation as a measure of progress.

Contract liabilities—deferred revenue

Receivables are recognized in the period we ship the product or when services were rendered to customer. Payment terms on invoiced amounts are based on contractual terms with each customer. When we receive consideration, or such consideration is unconditionally due, prior to transferring goods or services to the customer under the terms of a sales contract, we record deferred revenue, which represents a contract liability. We recognize deferred revenue as net sales once control of goods and/or services have been transferred to the customer and all revenue recognition criteria have been met and any constraints have been resolved. There were no deferred revenues as of December 31, 2020 and 2019.

Government subsidies

A grant or subsidy that is compensation for expenses or losses already incurred, or for which there are no future related costs, is recognized in the statement of operations in the period in which it becomes receivable.

Starting in 2020, Canadian businesses, non-profit organizations, or charities who have seen a drop in revenue during the COVID-19 pandemic became eligible for a rent and wage subsidy from the government. The Company receives this subsidy on a monthly basis. During the year ended December 31, 2020 the Company recognized payroll subsidies of $1.1 million as a reduction in the associated wage costs and rent subsidies of $90,000 as a reduction of rent expense in operating expenses in the statement of operations.

Cost of revenue

The Company records all costs associated with its product sales in cost of revenue. These costs include the cost of materials, contract manufacturing fees, shipping costs and quality assurance. Cost of revenue also includes indirect costs such as warranty, excess and obsolete inventory charges, general overhead costs and depreciation.

Product warranties

The Company does not offer warranties on our products.

Leases

Effective January 1, 2019, the Company adopted ASC 842, Leases. ASC 842 requires an entity to recognize a right-of-use asset and a lease liability for all leases with terms longer than 12 months. The Company adopted ASC 842 utilizing the modified retrospective transition method. The Company elected the practical expedient afforded in ASC 842 in which the Company did not reassess whether any contracts that existed prior to adoption have or contain leases or the classification of our existing leases. The adoption of ASC 842 on January 1, 2019 resulted in the recognition of operating lease right-of-use assets and lease liabilities of approximately $1.2 million and did not result in a cumulative-effect adjustment to accumulated deficit.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Under ASC 842, operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at lease commencement date for all significant lease arrangements. A ROU asset and corresponding lease liability is not recorded for leases with an initial term of 12 months or less (short term leases) and the Company recognizes lease expense for these leases as incurred over the lease term.

Research and development

Research and development expenses relate primarily to the development, design, testing of preproduction samples, prototypes and models, compensation, and consulting fees, and are expensed as incurred.

Stock-based compensation

The Company periodically issues stock options to employees and non-employees. The Company accounts for such grants based on ASC 718, Stock compensation, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing (Black Scholes) model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes model.

Fair value measurements

The Company applies ASC 820, Fair Value Measurement, which defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of financial instruments and the characteristics specific to them. Financial instruments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

There are three levels within the hierarchy that may be used to measure fair value:

Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2— Other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

Level 3— Significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

The Company categorizes its cash as Level 1 fair value measurements. The Company categorizes its warrant liability as Level 3 fair value measurements. The warrant liability are measured at fair value on a recurring basis and are being marked to fair value at each reporting date until they are completely settled or meet the requirements to be accounted for as component of stockholders’ equity. The warrants are valued using the Black-Scholes option pricing model as discussed in Note 8 – Warrants.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, and accounts payable approximate their fair values because of their short-term nature. The carrying values of lease obligations and long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Warrant liability

The Company issues detachable warrants with its preferred shares and convertible debentures. The warrants have exercise prices that are denominated in foreign currency (CAD) that differs from the Company’s functional currency (USD) and accordingly are accounted for as liabilities in accordance with ASC 815, Derivatives and hedging. These warrants are initially recorded at fair value and then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of these instruments, including whether such instruments should be recorded as liability or as equity, is evaluated at the end of each reporting period.

Preferred shares

The Company issues foreign currency denominated convertible preferred shares with contingent redemption provisions exercisable at the option of the holders. These preferred shares are accounted for as mezzanine equity and presented outside of stockholders’ equity in accordance with ASC 480, Distinguishing liabilities from equity. The preferred shares are initially recognized based on cash proceeds received reduced by issue costs and fair value of foreign currency denominated warrants granted with such preferred shares. The carrying amount of the preferred shares is accreted to their redemption value. Cumulative dividends are recognized and included in the outstanding balance of the preferred shares based upon the Company’s evaluation of probability of redemption of the preferred shares. The carrying amount of the preferred shares are converted into US dollars every reporting period. The dividends, accretion costs, and foreign currency exchange impact for the period are recognized as adjustments to the net loss to arrive at net loss attributable to common stockholders.

Income taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. These temporary differences are measured using enacted tax rates. A valuation allowance is recorded to reduce deferred tax assets to the extent that we consider it is more likely than not that a deferred tax asset will not be realized.

Uncertain tax positions are only recognized after the Company has concluded on the first step that it is more likely than not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize. The amount of benefit to recognize is measured as the maximum amount which is more likely than not to be realized. The tax position is derecognized when it is no longer more likely than not that the position will be sustained on audit. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known.

Tax credits and receivables

The Company is registered for the Canadian federal and provincial goods and services taxes. As such, the Company is obligated to collect from third parties, and is entitled to claim sales taxes paid on its expenses and capital expenditures incurred in Canada.

In addition, the Company is also a part of the Scientific Research and Experimental Development (SR&ED) Program, which uses tax incentives to encourage Canadian businesses of all sizes and in all sectors to conduct research and development (R&D) in Canada. As a part of the program, the Company may be entitled to a receivable in the form of tax credit or incentive. The Company records refundable tax credits as a receivable when the Company can reasonably estimate the amounts and it is more likely than not, they will be received.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Allowance for doubtful accounts

An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make their required payments. Specifically, the age of the receivables, customers’ payment history, historical write-offs, the creditworthiness of the customer, and current economic trends among other factors are considered. Accounts receivable are written off, and the associated allowance is eliminated, if it is determined that the specific balance is no longer collectible. The allowance is maintained for 100% of all accounts deemed to be uncollectible and, for those receivables not specifically identified as uncollectible, an allowance is maintained for a specific percentage of those receivables based upon the aging of accounts, our historical collection experience and current economic expectations. Allowance for doubtful accounts were $85,405 and $42,889 as of December 31, 2020 and 2019, respectively.

Credit risk

We are exposed to credit risk through our accounts receivable. In order to minimize the risk of loss for accounts receivable, the Company’s extension of credit to customers involves a review by management and third-party insurance on accounts receivable. The majority of the Company’s sales are invoiced with payment terms up to 30 days. The Company’s objective is to minimize its exposure to credit risk from customers in order to prevent losses on financial assets by performing regular monitoring of overdue balances and to provide an allowance for potentially uncollectible accounts receivable.

Foreign currency transactions

The functional currency of the Company is the U.S dollar. All foreign currency transactions are initially measured and recorded in an entity’s functional currency using the exchange rate on the date of the transaction. All monetary assets and liabilities are remeasured at the end of each reporting period using the exchange rate at that date. All non-monetary assets and related expense, depreciation or amortization are not subsequently remeasured and are measured using the historical exchange rate. An average exchange rate may be used to recognize income and expense items earned or incurred evenly over a period. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the statement of operations, except for the gains and losses arising from the conversion of the carrying amount of the foreign currency denominated convertible preferred shares into the functional currency that are presented as adjustment to the net loss to arrive at net loss attributable to common stockholders.

Per share amount

The Company computes net loss per share in accordance with FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. The Company includes common stock issuable in its calculation. Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation if their effect is antidilutive.

As at December 31, 2020, the potentially dilutive securities consisted of 23,267,135 outstanding stock options (2019 – 10,315,584), 8,281,349 outstanding warrants (2019 – 1,652,854), and convertible preferred shares (2019 – 99,029,148).

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

3.	Recently issued accounting pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06 (“ASU 2020-06”), Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The ASU also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. With regard to our financial reporting, ASU 2020-06 will be effective January 1, 2024, and early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. We are currently evaluating what effect(s) the adoption of ASU 2020-06 may have on our financial statements, but we do not believe the impact of the ASU will be material to our financial position, results of operations and cash flows. The effect will largely depend on the composition and terms of the financial instruments at the time of adoption.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. We are still evaluating the impact of this accounting guidance on our results of operations and financial position.

4.	Inventory

Inventory as of December 31, 2020 and 2019 consist of the following:

	2020 $	2019 $
Raw materials	48,000	—
Work in process	885,006	924,480
Finished goods	340,506	183,332

Total	1,273,512	1,107,812

Inventory reserves as of December 31, 2020 and 2019 were $163,879 and $173,730 respectively.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

5.	Property and equipment

Property and equipment as of December 31, 2020 and 2019 consist of the following:

December 31, 2020	Cost	Accumulated depreciation	Net
Computer equipment	$1,431,913	$1,345,217	$86,696
Furniture and fixtures	321,973	286,038	35,935
Licences	701,678	694,986	6,692
Leasehold improvements	237,780	236,178	1,602
Laboratory Equipment	2,593,484	2,274,507	318,977
Production Equipment	5,770490	3,619,301	2,151,189
Work in Progress	20,000		20,000

Total	$11,077,318	$8,456,227	$2,621,091

December 31, 2019	Cost	Accumulated depreciation	Net
Computer equipment	$1,424,338	$1,209,424	$214,914
Furniture and fixtures	321,973	247,489	74,484
Licences	701,678	659,132	42,546
Leasehold improvements	237,780	231,967	5,813
Laboratory Equipment	2,591,434	2,138,180	453,254
Production Equipment	5,229,904	2,688,199	2,541,705
Work in Progress

Total	$10,507,107	$7,174,390	$3,332,716

Depreciation expense amounted to $1,281,836 for the year ended December 31, 2020 (2019: $1,430,824).

The Company’s production equipment is maintained overseas.

6.	Loan facilities

The loan facilities at December 31, 2020 and 2019 consist of the following:

	2020 $	2019 $
Term Loan	—	—
Revolving facility	—	—
Debtor in possession credit agreement	—	—
SRED Financing	580,549	—

Total	580,549	—

In 2016, the Company amended their term loan agreement. The term loan agreement was amended to a term loan facility of $3,000,000, bearing interest at a rate of US prime plus 1.25% per annum, payable on the first calendar day of each month. In 2019, the outstanding balance of $823,038 was repaid in full.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

In 2016, the Company amended their revolving facility agreement. The agreement was amended to a revolving facility of $4,500,000, bearing interest at a rate of prime plus 1.25% per annum, payable on the first calendar day of each month. In 2018, the revolving facility agreement was amended to extend the maturity date of the revolving facility to March 30, 2019. In 2019, no amounts were drawn on the revolving facility and no interest was paid on the revolving loan. The revolving facility was terminated on January 28, 2020.

During the current year, the company entered into a Debtor in possession credit agreement (“DIP loan”) to provide it with financing to fund certain cash requirements during the CCAA proceedings. Proceeds from the DIP loan totalled $6,150,000.

As of December 31, 2020, the full balance of the DIP loan was fully paid/settled as follows:

•	$1 million settled against accounts receivable related to an engineering agreement

•	$2.55 million converted into convertible debentures (Note 7)

•	$100 thousand repaid in cash

•	$2.5M settled against accounts receivable related to licensing manufacturing agreement

On November 30, 2020, the company entered into a Loan agreement (SRED Financing) to raise funds secured by all of the property and undertaking of the Company now owned or hereafter acquired. The proceeds from first draw totalled $587,000 (CDN$750,000) bearing an interest rate of 1.6% per month, compounded monthly (20.98%) net of $20,750 financing fees. The loan will be repaid through proceeds from the company’s Tax credit refund.

7.	Convertible debentures

The convertible debentures at December 31, 2020 and 2019 consist of the following:

	2020	2019
6% Convertible debentures due December 31, 2023	$8,183,035	$1,748,035
Accrued Interest	321,903	3,858

Total obligation	$8,504,938	$1,751,893
Debt discount	(4,183,042)	(119,102)

Net	$4,321,896	$1,632,791

Convertible debentures due December 31, 2023

In December 2019, the company entered into convertible debenture agreements with total principal amount of $1,748,035 due on June 30, 2025. In March 2020, the maturity date was amended to December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $73,608 were recorded as debt discount. The company also granted to a noteholder warrants to purchase 53,312 common shares of the Company. The fair value of these warrants of $45,971 was initially recorded as liability and debt discount.

During March 2020, the company entered into convertible debenture agreements with total principal amount of $3,885,000 due on December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $433,122 were recorded as debt discount. The company also granted to the noteholders warrants to purchase 2,160,215 common shares of the Company. The fair value of these warrants of $1,707,943 was initially recorded as liability and debt discount.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

During October 2020, the company settled a portion of its DIP loan amounting to $2,550,000 through issuance of convertible debentures that will mature on December 31, 2023 (Note 6). The convertible debentures bear interest rate of 6% per annum and are secured by the company’s assets. The company also granted to the noteholders warrants to purchase 4,468,280 common shares of the Company. The fair value of these warrants of $3,592,855 was initially recorded as liability and debt discount up to the face value of the convertible debt, and a finance expense of $1,042,856 recorded on the statement of operations for the remaining portion.

Upon the closing of an equity financing after September 30, 2020, all of the outstanding principal and accrued interest shall convert at a price equal to the lower of CDN$0.15 (USD$0.12) and 80% of the per share price paid by the investors in such financing.

In the event of a liquidation prior to conversion or repayment, the Company shall pay an amount to the holder equal to 3 times the outstanding principal and accrued interest.

The recorded debt discount is amortized to interest expense using the effective interest rate method over the terms of the related convertible debentures. During the years ended December 31, 2020 and 2019, amortization of the debt discount amounted to $627,125 and $476.

For the years ended December 31, 2020 and 2019, $318,045 and $3,858, respectively, in interest expense was recognized and included in the outstanding balance of accrued interest at December 31, 2020 and 2019 respectively.

8.	Warrant liability

Warrants outstanding at December 31, 2020 and their respective exercise price and expiration dates, are as follows:

Year issued	Number of warrants issued	Exercise price		Expiry date
		$
2014	594,000	CDN$	1.00	December 31, 2025
2015	90,000	CDN$	1.00	August 31, 2022
2016	417,850	CDN$	1.479	December 31, 2025
2017	161,007	CDN$	1.479	December 31, 2022
2017	336,685	CDN$	1.479	December 31, 2025
2019	53,312	CDN$	1.479	December 31, 2025
2020	2,160,215	CDN$	0.15	December 31, 2025
2020	4,468,280	CDN$	0.15	December 31, 2023

2020 Total	8,281,349

Exercise prices in USD $0.79, $1.16, and $0.12 as of December 31, 2020.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Warrants outstanding at December 31, 2019 and their respective exercise price and expiration dates, are as follows:

Year issued	Number of warrants issued	Exercise price		Expiry date
		$
2014	594,000	CDN$	1.00	December 31, 2025
2015	90,000	CDN$	1.00	August 31, 2022
2016	417,850	CDN$	1.479	December 31, 2025
2017	161,007	CDN$	1.479	December 31, 2022
2017	336,685	CDN$	1.479	December 31, 2025
2019	53,312	CDN$	1.479	December 31, 2025

2019 Total	1,652,854

Exercise prices in USD $0.77 and $1.14 as of December 31, 2019.

Warrant activity and the related changes in the estimated fair values during the years ended December 31, 2020 and 2019 are as follows:

	Number of warrants on common shares #	Amount $
Balance – December 31, 2018	1,599,542	1,211,425
Issued in the year	53,312	45,971
Change in fair value of warrants	—	243,911

Balance – December 31, 2019	1,652,854	1,501,307
Issued in the year	6,628,495	5,300,798
Change in fair value of warrants	—	(96,267)

Balance – December 31, 2020	8,281,349	6,705,838

The fair value of the warrant liability is estimated using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the semiconductor industry with characteristics similar to the Company. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The Company granted warrants with exercise price of CDN$0.15 ($0.12 USD) to purchase 6,628,495 common shares of the Company in 2020 (2019: granted 53,312 warrants with exercise price of CDN$1.48 ($1.14 USD)) to certain holders of convertible debentures (Note 7). The total fair values of these warrants at grant date amounted to $5.3 million in 2020 (2019: $45,971). The fair values were determined using black-scholes model with the following assumptions: expected term based on the contractual term of 3.2—5 years (2019: 5 years), risk-free interest rate of 0.37%-0.38% (2019: 1.69%) based on a comparable US Treasury Bond, expected volatility of 104.37%, (2019: 104.37%) and expected dividend of zero.

The fair values of the outstanding warrants at December 31, 2020 and 2019 were calculated based on the following assumptions used in the Black-Scholes model: expected term based on the remaining contractual term of 1.92-5.25 years (2019: 2.67- 6.01 years), risk-free interest rate of 0.36% (2019: 1.69%) based on a comparable US Treasury Bond, expected volatility of 104.37%, (2019: 104.37%) and expected dividend of zero.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

9.	Convertible preferred shares

The following tables summarize the movement in preferred shares for the year-ended December 31, 2019, and December 31, 2020.

	Class A preferred shares		Class B preferred shares		Class C preferred shares		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Amount
Balance Beginning of year 2019	2,750,001	$3,929,405	43,956,520	$48,222,750	46,028,780	$48,825,480	$100,977,635
Shares issued (net of financing costs)	—	—	—	—	6,293,847	7,000,000	7,000,000
Dividends accrued	—	330,181	—	4,067,664	—	—	4,397,845
Amortization of issuance costs and warrants	—	—	—	112,258	—	351,462	463,720
Foreign exchange	—	197,862	—	2,428,217	—	2,625,643	5,251,723

Balance – End of year 2019	2,750,001	$4,457,449	43,956,520	$54,830,889	52,322,627	$58,802,585	$118,090,923

	Class A preferred shares		Class B preferred shares		Class C preferred shares		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Amount
Balance – Beginning of year 2020	2,750,001	$4,457,449	43,956,520	$54,830,889	52,322,627	$58,802,585	$118,090,923
Dividends accrued		64,600		795,834			860,434
Amortization of issuance costs and warrants				77,151		728,425	805,567
Foreign exchange impact	—	(292,760)	—	(3,601,223)	—	(3,862,079)	(7,756,062)
Preferred shares converted into ordinary shares	(2,750,001)	(4,229,289)	(43,956,520)	(52,102,651)	(52,322,627)	(55,668,932)	(112,000,872)

Balance – End of year 2020	—	—	—	—	—	—	—

Authorized, Unlimited, Convertible, Redeemable Class A, Class B and Class C preferred shares

The holders of the convertible Class A, Class B and Class C preferred shares have the following rights and preferences:

•	Voting

Each convertible Class A, Class B and Class C preferred share has voting rights equal to an equivalent number of common shares and votes together as one class with the common shares.

•	Conversion

Each Class A, Class B and Class C preferred share is convertible, at the option of the holder, into one common share. The Class A, Class B and Class C preferred shares are automatically convertible into common shares in the event of: (i) the closing of a public offering; (ii) the affirmative vote or written consent by the majority of the preferred shareholders; and (iii) the optional conversion into common shares of at least two-thirds of the aggregate number of preferred shares.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

In March 2020, the company filed an articles of amendment, wherein the ratio for the conversion of the Preferred Class C shares into common shares was changed from 1:1 to 1:1.25 (Note 10).

•	Redemption

The convertible Class A preferred shares can be redeemed on or after June 1, 2021, subject to agreement by two-thirds of the holders of the Company’s Class A preferred shares. The price would be the original issue price of CDN$1 per share plus all accrued dividends.

The Class B preferred shares can be redeemed on or after June 1, 2021 subject to agreement by a majority of the holders of the Company’s Class B preferred shares. The price would be the original issue price of CDN$1 ($0.79 USD) per share plus all accrued dividends.

The Class C preferred shares can be redeemed on or after June 1, 2021 subject to agreement by a majority of the holders of the Company’s Class C preferred shares. The price would be the original issue price of CDN$1.479 ($1.16 USD) per share.

•	Dividends

Class A and Class B preferred shares will accrue an annual compounding dividend of 8% per year. The dividend will be paid at the earlier of a liquidation event (as defined in the articles of incorporation of the Company) or the redemption of the preferred shares. Other than those two circumstances no accrued dividends can be declared or become payable. Upon conversion all rights of holders of preferred shares cease including rights to dividends.

The total dividend accrued since the issuance of Class A and Class B preferred shares of $22,732,543 was recognized as additional paid in capital upon conversion of preferred shares into common shares.

•	Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of each convertible Class A and Class B preferred share would receive CDN$1 ($0.79 USD) per share plus all accrued dividends. Class C preferred shareholders would receive CDN$1.4790 ($1.16 USD) and no accrued dividends. Thereafter, any assets remaining following distribution to the holders of the convertible Class A, Class B and Class C preferred shares will be distributed rateably among the holders of the convertible Class A, Class B and Class C preferred shares and common shares, provided that the maximum amount receivable for each convertible Class A and Class B preferred share is CDN$5 ($3.93 USD) and CDN$4.44 ($3.49 USD) for Class C preferred shares.

On March 13, 2020, all of the outstanding preferred shares were converted into common shares. The carrying amount of the preferred shares were reclassified into common stock and the accumulated dividends were reclassified into additional paid-in capital (Note 10).

10.	Capital stock

As of December 31, 2020, the Company is authorized to issue an unlimited number of common shares.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

On March 13, 2020, the Company issued 2,750,001 common shares upon conversion of all outstanding Class A preferred shares amounting to $1,978,275 and 43,956,520 common shares upon conversion of all outstanding Class B preferred shares amounting to $31,621,121. The Class A and B preferred shares were converted into common shares based on the original conversion price of CDN$1.00 ($0.72 USD). The outstanding accumulated dividends of $22,732,543 were reclassified into additional paid-in capital.

On March 13, 2020, the Company also issued 65,403,284 common shares amounting to $66,802,718 upon conversion of all outstanding Class C preferred shares based on the amended conversion price of CDN$1.18 ($0.85 USD). As a conversion inducement, the Company amended the ratio for the conversion of the Class C preferred shares into common shares from 1:1 to 1:1.25. The company determined that the additional common shares issuable arising from such modification totaled 13,080,657 with fair value of $11,133,786 and recognized such amount as deemed dividend.

11.	Stock-based compensation

In 2009, the Company adopted the 2009 Share Option Plan (the plan). Under the plan, officers, employees, directors, consultants, and special advisers may be granted stock options to purchase shares of the Company’s common stock; 12,896,147 shares of common stock have been reserved for issuance. Stock options generally vest over terms of four years and expire in ten years.

On September 16, 2020, Board of Directors approved the increase in number of options shares (as defined in Stock option plan) from 10% of outstanding issue to 23,169,644 or 20% of outstanding issue of 115,848,220. As of December 31, 2020, the Company had granted 97,491 more shares than were authorized for grant, however in the first quarter of 2021 this was corrected due to additional forfeitures.

On September 17, 2020, Board of Directors approved the cancellation of stock options totaling 2.6 million with exercise price of CDN$0.60 ($0.47 USD) and original vesting term of 4 years and replaced such awards with option grants that have exercise price of CDN$0.15 ($0.12 USD) and vesting period of one year. The replacement of the option grants was accounted for as modification in accordance with the provisions of ASC 718. The company determined that the incremental fair value of the replacement awards amounted to approximately $530,000 using black-scholes option pricing model. At replacement date, the total unrecognized compensation cost for the replacement awards was determined to be $952,000 and is amortized over the one year vesting term.

Additionally, the Board also approved the grant of stock options to employees to purchase a total of 18.7 million common shares of the Company. The options have an exercise price of CDN$0.15 ($0.12 USD) per share, expire in ten years, and have vesting period of 4 years. The total fair value of these options at grant date was approximately $15.8 million.

In 2019, the Board of Directors approved the grant of stock options to employees to purchase a total of 434,000 common shares of the Company. The options have an exercise price of CDN$0.60 ($0.47 USD) per share, expire in ten years, and have vesting period of 4 years. The total fair value of these options at grant date was approximately $426,000.

The fair value of the stock option is estimated at grant date using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded set of peer companies within the semiconductor industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

The assumptions used in the Black-Scholes option pricing model were as follows: average risk-free interest rate of 0.46% (2019 – 1.90%); expected average volatility of 104.37% (2019 – 104.37%); expected stock option life of 6.25 years for those options vesting in 4 years and 5.5 years for those options vesting in 1 year (2019 – 6.25 years for options vesting in 4 years); exercise price of CDN$0.15 ($0.12 USD) (2019 – CDN$0.60 ($0.46 USD)); and an underlying stock price of CDN$1.18 ($0.93 USD) (2019 – CDN$1.48 ($1.14 USD)).

A summary of stock option activity under the plan is as follows:

	Number of stock options #	Weighted average exercise price per stock option $
Balance – December 31, 2018	10,537,650	0.37
Granted	434,000	0.47
Forfeited and returned to the plan	(527,941)	0.35
Exercised	(128,125)	0.08

Balance – December 31, 2019	10,315,584	0.38
Authorized
Granted	18,685,310	0.12
Forfeited and returned to the plan	(5,622,759)	0.31
Exercised	(111,000)	0.08

Balance – December 31, 2020	23,267,135	0.08

Significant exercise price ranges of options outstanding, related weighted average exercise prices and contractual life information at the end of 2020 were as follows:

Exercise price range $	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable
0.08	1,914,000	3.66	0.08	1,914,000
0.12	21,332,510	9.29	0.12	—
0.47	20,625	6.62	0.47	—

0.12	23,267,135	8.83	0.08	1,914,000

Significant exercise price ranges of options outstanding, related weighted average exercise prices and contractual life information at the end of 2019 were as follows:

Exercise price range $	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable
0.08	2,444,000	4.37	0.08	2,444,000
0.46	7,871,584	7.69	0.46	171,033

0.12	10,315,584	6.90	0.10	2,615,033

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

The Company recorded a total stock-based compensation expense of $1,710,660 (2019 – $1,899,729).

As of December 31, 2020, there was $15.3 million of total unrecognized compensation expense related to non-vested stock options that are expected to be recognized over a weighted average period of 3.7 years. For vested and exercisable options, outstanding shares totalled 1,914,000. These options had a weighted-average exercise price of $0.08 per share and a weighted-average remaining contractual term of 3.7 years at December 31, 2020.

12.	Leases

Operating lease agreements

The Company has two operating leases with third parties for office space in Canada. These leases expire on September 14, 2021 and December 31, 2023. Leases with an initial term of 12 months or less are not recorded on the balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company did not combine lease and non-lease components.

The following table provides the details of right-of-use assets and lease liabilities as of:

	December 31, 2020	December 31, 2019
Right-of-use asset	$730,573	$956,636
Lease liability	$756,998	$998,156

The following provides details of the Company’s lease payments during the years ended:

	December 31, 2020	December 31, 2019
Lease payments	$248,183	$228,532

The following table provides details of future lease payments for operating leases as of December 31, 2020 (in thousands):

December 31, 2020
Annual Fiscal Years
2021	$277,211
2022	$279,288
2023	$299,237

Total lease payments	$855,736
Less: Interest	$98,738

Present value of lease liabilities	$756,998

13.	Contingencies and commitments

In the ordinary course of business and from time to time, the Company is involved in various claims related to software, intellectual property rights, commercial, employment and other claims. The Company recognizes a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in assessing both the likelihood of an unfavourable outcome and whether the amount of loss, if any, can be reasonably estimated.

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

On June 3, 2020, Peraso Technologies Inc. (“Peraso”) applied for and obtained an order under the Companies’ Creditors Arrangement Act (the “CCAA”), providing certain relief. Pursuant to the Initial Order issued by the Ontario Superior Court of Justice (Commercial List), Ernst & Young Inc. was appointed as the Monitor of Peraso. In addition, the Monitor, in its capacity as Foreign Representative, filed a voluntary petition in the United States under Chapter 15 of the U.S. Bankruptcy Code, seeking recognition of the CCAA proceeding.

On October 14, 2020, the Court approved a settlement agreement (the “Settlement Agreement”) as between Ubiquiti Inc. and Peraso. On October 22, 2020, following the satisfaction of certain conditions precedent, the Settlement Agreement (including all agreements incorporated as schedules thereto) became fully effective. The terms of the settlement agreement are subject to confidentiality.

On October 28, 2020, the Court granted an order authorizing the termination of Peraso’s CCAA proceedings upon the completion of certain defined steps. On November 2, 2020, Peraso provided written notice to the Monitor that these steps had been completed and, as contemplated in the CCAA Termination Order dated October 28, 2020 (the “CCAA Termination Order”), the Monitor served a Monitor’s Certificate on the service list that had the effect of, inter alia: terminating the CCAA proceedings and the Stay Period referred to in the Initial Order; discharging Ernst & Young Inc. from its duties as the Monitor; releasing certain claims in favour of the Monitor and its counsel, with certain exceptions; and terminating the Administration Charge, the Directors’ Charge, the DIP Lenders’ Charge, the Second DIP Lenders’ Charge, and the Third DIP Lenders’ Charge (as such terms are defined in the CCAA Termination Order).

Notwithstanding the discharge of Ernst & Young Inc. as Monitor:

Ernst & Young Inc. will remain Monitor and have the authority to carry out, complete, or address any matters in its role as Monitor that are ancillary or incidental to these CCAA proceedings, including any matter in respect of the Chapter 15 Proceedings (as defined in the CCAA Termination Order);

Ernst & Young Inc. and its counsel will continue to have the benefit of any of the rights, approvals, releases and protections in favour of the Monitor at law or pursuant to the CCAA, the Initial Order, and all other Orders made in these CCAA proceedings;

On December 1, 2020 the United States Bankruptcy Court for the Southern District of New York issued an Order that: (i) recognized and gave full force and effect in the United States to the Court’s order approving the Settlement Agreement; and (ii) terminated the Chapter 15 Proceedings.

14.	Disaggregated revenue, Concentration of Credit Risk and Significant Customers

The Company operates in one business segment and uses one measurement of profitability for its business.

The following table represents disaggregation of revenue for the year ended December 31, 2020 and December 31, 2019:

	2020 $	2019 $
Product sales	1,539,823	506,000
License fees	5,000,000	—
Engineering services	2,550,000	—

	9,089,823	506,000

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

Revenue attributed to the United States and to all foreign countries is based on the geographical location of the customer. The Company recognized revenue from chipset sales and licensing of its chipsets to customers in the following geographical locations:

	2020 $	2019 $
North America	7,726,756	211,587
Taiwan	1,350,975	229,722
Rest of the world	12,092	64,691

	9,089,823	506,000

Customers who accounted for at least 10% of total revenue were:

Customer A	55%	*
Customer B	27%	*
Customer C	12%	*
Customer D	*	44%
Customer E	*	33%

*	Represents percentage less than 10%

15.	Income taxes

A reconciliation from the statutory income tax rate and the Company’s effective income tax rate, as computed on loss before taxes, is as follows:

	2020 $	2019 $
Statutory income tax rate	21%	21%
Loss before income taxes	$(10,226,861)	$(17,969,645)
Statutory rate	21%	21%

Expected recovery	(2,147,641)	(3,773,625)
Permanent differences	$181,931	$571,818
Changes in estimates	$3,723	$42,619
Change in deferred tax valuation allowance	$1,961,987	$3,159,188

Income tax expense	—	—

Current	—	—
Deferred	—	—

Peraso Technologies Inc.

Notes to Financial Statements

For years ended December 31, 2020 and 2019

The tax effect of temporary differences between US GAAP accounting and income tax accounting creating deferred income tax assets and liabilities were as follows:

	2020 $	2019 $
Deferred tax assets
Canada net operating loss carry forward	18,705,988	16,915,739
SRED Pool	7,632,441	6,937,036
Financing	43,220	103,325
Fixed Assets	287,903	185,173

Deferred tax assets	26,669,552	24,141,183

Deferred tax liabilities
Leases	(7,003)	(11,003)

Deferred tax liabilities	(7,003)	(11,003)

Deferred tax assets, net	26,662,549	24,130,180
Valuation allowance	(26,662,549)	(24,130,180)

Deferred tax assets, net	—	—

Assessment of the amount of value assigned to the Company’s deferred tax assets under the applicable accounting rules is judgmental. The Company is required to consider all available positive and negative evidence in evaluating the likelihood that the Company will be able to realize the benefit of its deferred tax assets in the future. Such evidence includes scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the results of recent operations. Since this evaluation requires consideration of events that may occur some years into the future, there is an element of judgment involved. Realization of the Company’s deferred tax assets is dependent on generating sufficient taxable income in future periods. Management does not believe that it is more likely than not that future taxable income will be sufficient to allow it to recover substantially all of the value assigned to its deferred tax assets. Accordingly, the Company has provided for a valuation allowance of the Company’s deferred tax asset.

The Company has net operating loss carry forwards of 2020 - $70,588,635 (2019 - $63,832,978) for tax purposes.

16.	Subsequent events

The Company evaluates events or transactions that occur after the balance sheet date through to the date which the financial statements are issued, for potential recognition or disclosure in its financial statements in accordance with ASC 855, Subsequent Events.

On February 5, 2021 and March 5, 2021 the Company raised additional funds from the second and third draw from the SRED Financing amounting to $275,065 (CDN$350,000) and $276,290 (CDN$350,000) respectively net of financing fees of $14,256. The interest rate is 1.6% per month, compounded monthly. The loan is secured by all of the property and undertaking of the Company now owned or hereafter acquired.

On April 23, 2021, the Company raised $5.90 million through the issuance of convertible debentures with a maturity date of December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $353,959 were recorded as debt discount. Upon the closing of an Equity Financing after September 30, 2020, all the outstanding principal and accrued interest shall convert at a price equal to the lower of CDN$0.15 (USD$0.12) and 80% of the per share price paid by the investors in such financing.

On July 21, 2021, the Company agreed to extend the operating lease for office space in Canada, which was to expire on September 14, 2021. The lease has been extended to September 30, 2022.